Exhibit 99.2

RISK FACTORS

      In analyzing an investment in the notes offered by this offering memorandum, prospective investors should carefully consider, along with other matters referred to in this offering memorandum, the information set forth below. These and other risks could materially and adversely affect our businesses, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this offering memorandum before making an investment decision.

Risks relating to our business

If we cannot successfully develop or obtain future products, our growth may be delayed.

      Our future growth will depend, in large part, upon our ability to develop or obtain and commercialize new products and new formulations of, or indications for, current products. We are engaged in an active research and development program involving compounds owned by us or licensed from others which we may commercially develop in the future. The process of successfully commercializing products is time consuming, expensive and unpredictable. There can be no assurance that we will be able to develop or acquire new products, obtain regulatory approvals to use these products for proposed or new clinical indications, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or gain market acceptance for such products. It may be necessary for us to enter into other licensing arrangements, similar to our arrangements with Schering-Plough and Roche, with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all.

      On November 6, 2003, we announced that we were commencing Phase 3 clinical trials of Viramidine. There can be no assurance that our clinical trials for Viramidine will be successful, that we will be granted approval to market Viramidine for the indication we are seeking or that Viramidine will be a commercially successful product. Additionally, there is the potential for product liability claims from patients participating in the clinical trials in the event a participant is harmed by the product. We currently maintain clinical trial insurance. There is no assurance, however, that such insurance will be sufficient to cover all claims.

Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities.

      Royalty revenues earned by Ribapharm under our ribavirin license agreements with Schering-Plough and Roche represents an important source of revenues to us. Schering-Plough markets ribavirin for use in combination with its interferon product under the trade name “Rebetol” as a therapy for the treatment of hepatitis C and Roche markets ribavirin for use in combination with its interferon product under the name “Copegus.” Under the terms of their license agreements, Schering-Plough and Roche each have sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to their respective marketing of ribavirin.

      Competition from generic pharmaceutical companies could have a material negative impact on our future royalty revenue. With respect to Schering-Plough, royalties will be affected by the likelihood of reduced sales by Schering-Plough as well as a reduction in the royalty rate per the license agreement. With respect to Roche, under the license agreement, introduction of generics in any market will eliminate the obligation of Roche to pay royalties for net sales in that market. Our research and development activities are largely funded by the royalties received from Schering-Plough and Roche.

      Three generic pharmaceutical companies filed Abbreviated New Drug Applications, or ANDAs, with the FDA to market generic forms of ribavarin for use as part of a combination therapy for the treatment of hepatitis C. We commenced litigation to prevent the marketing of a generic form of ribavarin in the U.S. District Court for the Central District of California. In July 2003, the court issued a memorandum of decision and order granting the defendants their motion for summary judgment of non-infringement of the asserted patents in the suit brought by us.

      This decision did not rule on the motion for summary judgment that the patents are invalid. This ruling permits the FDA to approve these generic companies’ ANDAs, in their discretion.

      Given the current status of filings with the FDA, including pending generic drug applications and a related Citizen Petition submitted by Ribapharm challenging those applications, generic competition in the United States may be imminent. Although our financial planning has included an expectation of generic competition for ribavirin in the United States as early as the fourth quarter of 2003, a greater-than-expected erosion of royalties from the United States, or a significant decrease in royalties from expected levels for markets other than the United States, could require us to reduce research and development expenditures and other activities.

      Various parties are opposing Ribapharm’s ribavirin patents in actions before the European Patent Office, and Ribapharm is responding to these oppositions. While data exclusivity for the combination therapies marketed by Schering-Plough and Roche is scheduled to continue in the major markets of the European Union until 2009 for Schering-Plough and 2012 for Roche, regulatory approvals and schemes may change and/or studies regarding ribavirin in combination with interferon may be replicated, allowing earlier introduction of generics into such markets.

If our focus on the development of Viramidine does not result in an approved and commercially successful product, our business could be adversely affected.

      We focus our research and development activities on areas in which we have particular strengths, particularly antivirals. The outcome of any development program is highly uncertain. Although Viramidine appears promising and has advanced to Phase 3 clinical trials, it may yet fail to yield a commercial product. Success in preclinical and early stage clinical trials may not necessarily translate into success in large-scale clinical trials. Further, to be successful in clinical trials, increased investment will be necessary, which may adversely affect short-term profitability.

      In addition, we will need to obtain and maintain regulatory approval in order to market Viramidine. Even if Viramidine appears promising in large-scale Phase 3 clinical trials, regulatory approval may not be achieved. The results of clinical trials are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies. In addition, changes in regulatory policy for product approval during the period of product development and FDA review of a new application may cause delays or rejection. Even if we receive regulatory approval, this approval may include limitations on the indications for which we can market the product. There is no guarantee that we will be able to satisfy the needed regulatory requirements, and we may suffer a significant variation from planned revenue as a result.

As we develop and commercialize new products, we will have to incur a sizeable amount of research and development expenses to advance such products through the clinical trial and regulatory approval process. Such expenditures may have the effect of causing our earnings and cash flows to decline.

      We currently are in clinical trials with two products, Viramidine and Hepavir B. On November 6, 2003, we announced that we will initiate Phase 3 trials of Viramidine. These clinical trials will require significant research and development expenditures. We expect that research and development expenses will increase in the fourth quarter of 2003 and in 2004, as compared to research and development expenses during the first nine months of 2003, as we initiate Phase 3 studies of Viramidine and progress continues with the clinical trials of Hepavir B. The increased amount of research and development expenses could negatively impact our earnings and cash flows.

Third parties may be able to sell generic forms of our products or block our sales of our products if our intellectual property rights or data exclusivity rights do not sufficiently protect us; patent rights of third parties may also be asserted against us.

      Our success depends in part on our ability to obtain and maintain meaningful exclusivity protection for our products and product candidates throughout the world via patent protection and/or data exclusivity protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. We will be able to protect our products from generic substitution by third parties only to the extent that our technologies are covered by valid and enforceable patents, effectively maintained as trade secrets or are protected by data exclusivity. However, our currently pending or future patent applications may not issue as patents. Any patent issued may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties from producing generic substitutes for our products. Lastly, data exclusivity schemes vary from country to country and may be limited or eliminated as governments seek to reduce pharmaceutical costs by increasing the speed and ease of approval of generic products.

      In order to protect or enforce patent and/or data exclusivity rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property and data exclusivity actions are costly and divert technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings, resulting in a finding of non-infringement or invalidity of our patents, or a lack of protection via data exclusivity, may allow entry of generic substitutes for our products.

      Furthermore, because of the substantial amount of discovery required in connection with such litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our securities.

      Ribapharm’s patents in the United States are the subject of litigation, and the most recent ruling by the court in the ribavirin-related litigation with generic drug companies was not in our favor. See “Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities,” above.

      Ribapharm has limited patent rights in selected countries of the European Union, Switzerland and Japan relating to the antiviral use of ribavirin. These patents are currently scheduled to expire by 2005, although Ribapharm is seeking to extend these patents until 2010. Ribapharm may not be able to have these patents extended.

      The existence of a patent will not necessarily protect us from competition. Competitors may successfully challenge our patents, produce similar drugs that do not infringe our patents or produce drugs in countries that do not respect our patents.

      No patent can protect its holder from a claim of infringement of another patent. Therefore, our patent position cannot and does not provide an assurance that the manufacture, sale or use of products patented by us could not infringe a patent right of another.

      While we know of no actual or threatened claim of infringement that would be material to us, there can be no assurance that such a claim will not be asserted. If such a claim is asserted, there can be no assurance that the resolution of the claim would permit us to continue producing the relevant product on commercially reasonable terms.

Obtaining necessary government approvals is time consuming and not assured.

      FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that we will obtain approval in the United States, or any other country, of any application we may submit for the commercial sale of a new or existing drug or compound. Nor can any assurance be given that if such approval is secured, the approved labeling will not have significant labeling limitations that could affect profitability, or that those drugs or compounds will be commercially successful.

      The FDA and other regulatory agencies in other countries also periodically inspect manufacturing facilities both in the United States and abroad. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products, refusal to renew marketing applications, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay us from obtaining future regulatory approvals or jeopardize existing approvals.

Difficulties with acquisitions could materially impact our future growth.

      We intend to pursue a strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. There can be no assurance that we will successfully complete or finance any future acquisition or investment or that any acquisitions that we do complete will be completed at prices or on terms that prove to be advantageous to us. The success or failure in integrating the operations of companies that we have acquired or may acquire in the future may have a material impact on our future growth and success.

If competitors develop vaccines or more effective or less costly drugs for our target indications, our business could be seriously harmed.

      The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. For example, in December 2002, Roche received approval to sell Copegus, its version of ribavirin. In addition, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA in October 2000 to initiate Phase 1 human clinical trials of Albuferon for treatment of hepatitis C. If Albuferon or other therapies that do not incorporate the use of our products prove to be a more effective treatment for hepatitis C than the combination therapy involving ribavirin, then our royalty revenues from ribavirin could significantly decrease. In addition, there are institutions engaged in research on the development of a vaccine to prevent hepatitis C. The availability of such a vaccine could have a material adverse effect on our revenues from sales of products treating hepatitis C.

      Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. We believe that many of our competitors spend significantly more on research and development related activities than us. Others may succeed in developing products that are more effective than those currently marketed or proposed for development by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

      Competing therapies in development may include:

•	Infergen being developed by Amgen, Inc. and Intermune;

•	Omega interferon being developed by BioMedicines;

•	Thymosin alfa being developed by SciClone Pharmaceuticals, Inc.;

•	Albuferon being developed by Human Genome Sciences, Inc.; and

•	protease inhibitors being developed by Boehringer Ingelheim, Eli Lilly and Company, Vertex Pharmaceuticals Incorporated, Viropharma Incorporated, Wyeth and Gilead Sciences, Inc.

      Other companies that engage in research activities similar to our and Ribapharm’s research activities include Abbott Laboratories, Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Inc. and Novartis AG.

If our products are alleged to be harmful, we may not be able to sell them and we may be subject to product liability claims not covered by insurance.

      The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from our products. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against us, a substantial claim, if successful, could have a material negative impact on us.

      In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We do not currently have insurance against product liability risks for commercially developed products. Insurance is expensive and, if we seek such insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

We are involved in various legal proceedings that could adversely affect us.

      We are involved in several legal proceedings, including the following matters.

Securities Class Actions

      Since July 25, 2002, multiple class actions have been filed in the United States District Courts for the Eastern District of New York, the District of New Jersey and the Central District of California against us and certain of our current and former executive officers. The lawsuits allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, by issuing false and misleading financial results to the market during different class periods ranging from May 3, 2001 to July 10, 2002, thereby artificially inflating the price of our stock. The lawsuits generally claim that the defendants improperly inflated our sales volume and revenues through excess shipment of products to our distributors and improper recognition of revenue from certain royalty payments. The plaintiffs generally seek to recover compensatory damages, including interest. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

      On May 9, 2003, a bondholder filed a class action lawsuit against us and some of our current and former directors. The lawsuit alleges that the defendants violated Sections 11 and 15 of the Securities Act by making false and misleading statements in connection with the offering of 6 1/2% Convertible Subordinated Notes due 2008. We have filed a motion to dismiss the complaint in this action. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

Settlement with the Commission

      We are subject to the provisions of a settlement agreement with the Commission, which arose from a civil complaint brought against us by the Commission in 1999. We reached a settlement of the matter which was embodied in court orders entered in 2002. The material terms of the settlement with the Commission are as follows: we, without admitting or denying liability, consented to the entry of a consent judgment permanently enjoining us from violating Section 10(b) of the Exchange Act, and Rule 10b-5, promulgated thereunder. We paid a civil penalty in the amount of $1,000,000. We also consented to various corporate governance undertakings regarding FDA-related press releases. Because the settlement documents explicitly acknowledged that we incurred a “change of control” as of May 29, 2002, we can make an application for termination of the undertakings (upon a showing of “good cause”) 18 months after entry of the judgment, that is, May 2004. As a result of the settlement, we cannot take advantage of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and, therefore, may be hindered in the defense of any future allegations.

Export Control Matters

      In April 2003, we submitted a voluntary disclosure regarding potential violations of Cuban Asset Control Regulations to the Department of Treasury’s Office of Foreign Assets Controls, or OFAC. The subject transactions involved shipments to Cuba over the last five years of foreign-origin pharmaceutical products, specifically vitamins, antibiotics and other medicines, by our Mexican and Panamanian subsidiaries. We believe the sale of these pharmaceutical products would have been licensed had we and our non-U.S. subsidiaries recognized the need for and sought such licenses. We and our non-U.S. subsidiaries were granted a license by OFAC to engage in these transactions for the next one-year period (through mid-October 2004).

      In the course of our ongoing investigation into this matter, we discovered additional business activity with Cuba by our Mexican and Panamanian subsidiaries, including the purchase of Cuban-origin medical products from a Cuban company and certain financial transactions. Consequently, we updated our voluntary disclosure with OFAC on August 4, 2003. As of this writing, the voluntary disclosure is in the Civil Penalties Division of OFAC, which has a substantial backlog of similar cases.

Our flexibility in maximizing commercialization opportunities for our compounds may be limited by our obligations to Schering-Plough.

      In November 2000, we entered into an agreement that provides Schering-Plough with an option to acquire the rights to up to three of our products that they designate at an early stage of product development and a right for first/last refusal to license various compounds we may develop and elect to license to others. Viramidine was not subject to the option of Schering-Plough, but it would be subject to their right of first/last refusal if we elected to license it to a third party. The interest of potential collaborators in obtaining rights to our compounds or the terms of any agreements we ultimately enter into for these rights may be impacted by our agreement with Schering-Plough. A commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner’s strength in a given disease area or geographic region or for other reasons.

We are subject to uncertainty related to health care reform measures and reimbursement policies.

      The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not establish and maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

If our nucleoside analog library is destroyed because of an earthquake or other disaster, our research and development program may be seriously harmed.

      The laboratory books and the compounds that comprise our nucleoside analog library are all located at our headquarters in Costa Mesa, California, near areas where earthquakes have occurred in the past.

      There are no duplicate copies off-premises and there are no backup copies of the product candidates we are currently developing. No duplicate copies of our nucleoside analog library exist because making copies would be prohibitively expensive and the library has not been moved off-site because our scientific staff is currently in the process of screening it. Our ability to develop potential product candidates from our nucleoside analog library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance we maintain may not be adequate to cover our losses.

Dependence on key personnel leaves us vulnerable to a negative impact if they leave.

      We believe that our continued success will depend to a significant extent upon the efforts and abilities of the key members of management. The loss of their services could have a negative impact on us.

      In addition, Ribapharm depends upon the principal members of its scientific staff. Ribapharm’s success depends upon its ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. We may not be able to attract additional personnel or retain existing employees.

Our third party manufacturers’ failure to comply with FDA regulations could cause interruption of the manufacture of our products.

      Our manufacturers are required to adhere to regulations enforced by the FDA and similar regulatory agencies in other countries. Our dependence upon others to manufacture our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing our products could adversely affect the sales of our current products or introduction of other products.

      Schering-Plough manufactures and sells ribavirin under license from us. In February 2001, Schering-Plough announced that the FDA has been conducting inspections of Schering-Plough’s manufacturing facility in Las Piedras, Puerto Rico that manufactures ribavirin, and has issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices, primarily relating to production processes, controls and procedures. In June 2001, Schering-Plough announced that FDA inspections at this and one other Schering-Plough facility in May and June 2001 cited continuing and additional deficiencies in manufacturing practices. In May 2002, Schering-Plough signed a consent decree of permanent injunction with the FDA, agreeing to measures to assure that the drug products manufactured at their Puerto Rico plant are made in compliance with FDA’s current good manufacturing practice regulations. While Schering-Plough has advised us that the deficiencies were not specifically applicable to the production of ribavirin, the Consent Decree covers the facility producing ribavirin. Schering-Plough’s ability to manufacture and ship ribavirin could be affected by temporary interruption of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues.

      If the FDA is not satisfied with Schering-Plough’s compliance under the Consent Decree, the FDA could take further regulatory actions against Schering-Plough, including the seizure of products, an injunction against further manufacture, a product recall or other actions that could interrupt production of ribavirin. Interruption of ribavirin production for a sustained period of time could materially reduce our royalty receipts.

Our business, financial condition and results of operations are subject to risks arising from the international scope of our operations.

      We conduct a significant portion of our business outside the United States. Approximately 54.4% and 63.1% of our revenue was generated outside the United States during the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively. We sell our pharmaceutical products in 128 countries around the world and employ approximately 4,740 individuals in countries other than the United States. The international scope of our operations may lead to volatile financial results and difficulties in managing our operations because of, but not limited to, the following:

•	difficulties and costs of staffing, severance and benefit payments and managing international operations;

•	exchange controls, currency restrictions and exchange rate fluctuations;

•	unexpected changes in regulatory requirements;

•	the burden of complying with multiple and potentially conflicting laws;

•	the geographic, time zone, language and cultural differences between personnel in different areas of the world;

•	greater difficulty in collecting accounts receivables in and moving cash out of certain geographic regions;

•	the need for a significant amount of available cash from operations to fund our business in a number of geographic and economically diverse locations; and

•	political, social and economic instability in emerging markets in which we currently operate.

Many of our key processes, opportunities and expenses are a function of national and/or local government regulation. Significant changes in regulations could have a material adverse impact on our business.

      The process by which pharmaceutical products are approved is lengthy and highly regulated. We have developed expertise in managing this process in the many markets around the world. Our multi-year clinical trials programs are planned and executed to conform to these regulations, and once begun, can be difficult and expensive to change should the regulations regarding approval of pharmaceutical products significantly change.

      In addition, we depend on patent law and data exclusivity to keep generic products from reaching the market before we have adequately recouped our investment in the discovery and development of our products. In assessing whether we will invest in any development program, or license a product from a third party, we assess the likelihood of patent and/or data exclusivity under the laws and regulations then in effect. If those schemes significantly change in a large market, or across many smaller markets, our ability to protect our investment may be adversely affected.

      Appropriate tax planning requires that we consider the current and prevailing national and local tax laws and regulations, as well as international tax treaties and arrangements that we enter into with various government authorities. Changes in national/local tax regulations, or changes in political situations may limit or eliminate the effects of our tax planning.

Due to the large portion of our business conducted outside the United States, we have significant foreign currency risk.

      We sell products in many countries that are susceptible to significant foreign currency risk. In some of these markets we sell products for U.S. Dollars. While this eliminates our direct currency risk in such markets, it increases our credit risk because if a local currency is devalued significantly, it becomes more expensive for customers in that market to purchase our products in United States Dollars. We currently do not enter into third party hedges to protect against foreign currency exposure.

We are subject to price control restrictions on our pharmaceutical products in the majority of countries in which we operate.

      There is a risk that other jurisdictions may enact price control restrictions, and that the restrictions that currently exist may be increased. Our future sales and gross profit could be materially affected if we are unable to obtain appropriate price increases.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds.

      We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.

Our stockholder rights plan and anti-takeover provisions of our charter documents could provide our board of directors with the ability to delay or prevent a change in control of us.

      Our stockholder rights plan, provisions of our certificate of incorporation and provisions of the Delaware General Corporation Law could provide our board of directors with the ability to deter hostile takeovers or delay, deter or prevent a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.